Exhibit 99.1

Discover Financial Services Announces Pricing Terms of Exchange Offers

RIVERWOODS, Ill., April 20, 2012 (BUSINESS WIRE) — Discover Financial Services (the “Company”) (NYSE: DFS – News) announced today the pricing terms of its private offers to exchange its outstanding notes referenced in the table below (collectively, the “Old Notes”) for new Senior Notes due 2022 (the “New Notes”) and cash (the “Exchange Offers”), determined as of 2:00 p.m., New York City time, on April 20, 2012 (the “Price Determination Date”) in accordance with the terms set out in the Company’s confidential offering memorandum dated April 9, 2012 (the “Confidential Offering Memorandum”) and the related letter of transmittal.

The total exchange price to be received in each Exchange Offer (the “Total Exchange Prices”) for each $1,000 principal amount of Old Notes validly tendered, and not validly withdrawn, prior to 5:00 p.m., New York City time, on April 20, 2012 (the “Early Participation Date”) are set forth in the table below. The Total Exchange Prices include the early exchange premium of $50 per $1,000 principal amount of Old Notes (the “Early Exchange Premium”) validly tendered, and not validly withdrawn, prior to the Early Participation Date. The Total Exchange Prices have been determined in accordance with the procedures set forth in the Confidential Offering Memorandum. Holders of Old Notes who validly tender Old Notes after the Early Participation Date and whose Old Notes are accepted in the Exchange Offers will receive the Total Exchange Prices less the Early Exchange Premium (the “Exchange Price”).

The table below shows the Total Exchange Prices and Exchange Prices per $1,000 principal amount of each series of Old Notes accepted in the Exchange Offers.

CUSIP Number	Title of Security	Principal Amount Outstanding	Reference UST Yield	Fixed Spread (basis points)	Maximum Acceptance Limit	Early Exchange Premium	Exchange Price	Total Exchange Price
Any and All Offer
254709AE8	10.250% Senior Notes due 2019 (the “10.250% Notes”)	$400,000,000	1.966%	+245	N/A	$50.00	$1,307.05	$1,357.05
Maximum Offer
254709AD0 254709AB4	6.450% Senior Notes due 2017 (the “6.450% Notes”)	$400,000,000	0.841%	+265	$50,000,000	$50.00	$1,086.97	$1,136.97

The Total Exchange Prices will be paid in the following manner:

•	$1,000 principal amount of New Notes; plus,

•	A cash amount equal to (a) the Total Exchange Price of the series of outstanding Old Notes tendered minus (b) the New Notes Value (as defined below).

The Exchange Prices will be paid in the following manner:

•	$1,000 principal amount of New Notes; plus,

•	A cash amount equal to (a) the Exchange Price of the series of outstanding Old Notes tendered minus (b) the New Notes Value.

In addition to the applicable Total Exchange Price or Exchange Price, holders whose Old Notes are accepted for exchange will be paid accrued and unpaid interest on such Old Notes to but not including the applicable settlement date, described below.

The “Early Settlement Date” is expected to be on April 27, 2012 and will apply to all 10.250% Notes validly tendered as of the Early Participation Date. In no case will any 6.450% Notes be accepted for exchange on the Early Settlement Date. The “Final Settlement Date” is expected to be on May 8, 2012 and will apply to all 10.250% Notes validly tendered after the Early Participation Date but prior to the Expiration Date (as defined below), and any 6.450% Notes that are accepted for exchange pursuant to the terms and conditions of the Exchange Offers.

The interest rate on the New Notes will be 5.200%. The yield on the New Notes will be 5.216% and the “New Notes Value” of the New Notes will be $998.77, which has been determined by reference to the bid-side yield on the designated benchmark security for the New Notes as of the Price Determination Date, which was 1.966%.

The Exchange Offers are being conducted by the Company upon the terms and subject to the conditions set forth in the Confidential Offering Memorandum and related letter of transmittal. The Exchange Offers are only extended, and copies of the offering documents will only be made available, to a holder of Old Notes that has certified its status as (1) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”) or (2) (A) a person who is not a “U.S. person” as defined in Regulation S under the Securities Act and (B) if resident and/or located in any Member State of the European Economic Area which has implemented provisions of the Directive 2003/71/EC (as amended, including pursuant to Directive 2010/73/EU, the “Prospectus Directive”), a qualified investor as defined in Article 2.1(e) of the Prospectus Directive (each, an “Eligible Holder”).

The Exchange Offers are subject to certain conditions, including the requirement that a minimum of $250 million aggregate principal amount of New Notes be issued in exchange for Old Notes validly tendered and not validly withdrawn.

The Exchange Offers will expire at 11:59 p.m., New York City time, on May 4, 2012, unless extended or earlier terminated by the Company (the “Expiration Date”).

The New Notes will not be registered under the Securities Act or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. The Company will enter into a registration rights agreement with respect to the New Notes.

Documents relating to the Exchange Offers will only be distributed to holders of the Old Notes that complete and return a letter of eligibility confirming that they are Eligible Holders. Holders of the Old Notes that desire a copy of the eligibility letter may contact D.F. King & Co., Inc., the information agent for the Exchange Offers, by calling toll-free (800) 848-3416 or at (212) 269-5550 (banks and brokerage firms).

This press release is not an offer to sell or a solicitation of an offer to buy any security. The Exchange Offers are being made solely by the confidential offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

Contacts:

Investors:

William Franklin, 224-405-1902

williamfranklin@discover.com

Media:

Jon Drummond, 224-405-1888

jondrummond@discover.com

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, the Company’s forward-looking statements. Words such as “expects,” “anticipates,” believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update any forward-looking statement.

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